Exhibit 1.1

EXECUTION COPY

Apollo Global Management, LLC

Class A Shares

Purchase/Placement Agreement

August 2, 2007

Goldman, Sachs & Co.,

J.P. Morgan Securities Inc.

Credit Suisse Securities (USA) LLC

    As Representatives of the several

    Purchasers and Placement Agents

    named in Schedule I hereto,

    c/o Goldman, Sachs & Co.,

    85 Broad Street

    New York, NY 10004

Ladies and Gentlemen:

Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of 27,000,000 Class A shares (“Stock”) of the Company less the number of Reg. D Securities (as defined below) that the Company sells in the Private Placement (as defined below) (the “Firm 144A Securities” and, together with the Optional Securities (as defined below), the “144A Securities”). The Firm 144A Securities together with the Reg. D Securities (as defined below) are referred to herein collectively as the “Firm Securities”, and the Firm Securities together with the Optional Securities (as defined below) are referred to herein collectively as the “Securities”.

The Company also proposes, subject to the terms and conditions stated herein, to issue and sell an aggregate of 370, 370 shares of Stock (the “Reg. D Securities”) directly to certain individual and institutional accredited investors (the “Subscribers”) in a private placement (the “Private Placement”) pursuant to Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”). The Placement Agents named in Schedule I (each, a “Placement Agent”) acting directly or through one or more affiliates shall collectively act as exclusive placement agents for the Reg. D Securities.

Pursuant to Section 2(b) hereof, the Purchasers may purchase up to an additional 4,050,000 shares of Stock (the “Optional Securities”).

The 144A Securities are being offered without being registered under the Securities Act only to institutions (“QIB/QPs”) that are both qualified institutional buyers, as defined in Rule 144A (“Rule 144A”) under the Securities Act, and qualified purchasers, within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), in reliance on the exemption from registration provided by Rule 144A. The Reg. D Securities are being offered without being registered under the Securities Act only to accredited investors, as defined in Rule 501 (a) under the Securities Act, that have total investments, as defined in Rule 2a51-1(b) under the Investment Company Act, of at least $5,000,000 (“Als”) in reliance on the exemption from registration provided by Regulation D. Securities will only be offered to (a) QIB/QPs that have (i) entered into a Recognized QIB/QP Agreement (the “Recognized QIB/QP Agreement”) with American Stock Transfer and Trust Company (the “Transfer Agent”), and (ii) been confirmed as a “Designated Investor” in respect of the Securities, including by agreeing that the Company is considered an “Issuer” for purposes of the Recognized QIB/QP Agreement and that the Additional Terms with respect to the Securities (the “Additional Terms”) are incorporated into such Recognized QIB/QP Agreement, and (b) Als that have signed a Subscription Agreement (a “Subscription Agreement”).

Each of the Company’s operating group entities listed on Schedule II hereto are referred to herein collectively as the “Apollo Operating Group”. The Company, its subsidiaries, including the Apollo Operating Group but not including funds managed by subsidiaries of the Company and entities controlled by such funds (collectively, the “Subsidiaries”), and AGM Management, LLC, a Delaware limited liability company and the manager of the Company (the “Manager”), are referred to herein collectively as the “Apollo Entities” and individually as an “Apollo Entity”. “Apollo Funds” means, collectively, all Funds (i) sponsored or promoted by any of the Subsidiaries, (ii) for which any of the Subsidiaries acts as a general partner or managing member (or in a similar capacity) or (iii) for which any of the Subsidiaries acts as an investment adviser or investment manager and “Fund” means any collective investment vehicle (whether open-ended or closed-ended) including, without limitation, any such vehicle in the form of an investment company, a general and limited partnership, a trust and a company organized in any jurisdiction. The term “Basic Documents” used herein refers to the documents listed on Schedule III. The term “Affiliate” used herein has the definition given to that term under Rule 501(b) of Regulation D.

1.	Each of the representations, warranties and agreements in this Section 1 is made on the date of this Agreement and is deemed to be repeated at the Applicable Time (as defined below) and at each Time of Delivery (as defined below) by reference to the facts and circumstances then existing. The Company and the Manager, jointly and severally, represent and warrant to, and agree with, each of the Purchasers and Placement Agents that:

(a)

A preliminary offering circular, dated July 17, 2007 (the “Preliminary Offering Circular”) and an offering circular, dated August 2, 2007 (the “Offering Circular”), have been prepared in connection with the offering of the Securities. The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Circular”. Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include any Additional Issuer Information (as defined in Section 5(g)) furnished by the Company prior to the completion of the distribution of the Securities. The Preliminary Offering Circular or

the Offering Circular and any amendments or supplements thereto did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser or Placement Agent through the Representatives expressly for use therein, which the parties agree is limited to the information set forth on Annex III hereto

(b)	For the purposes of this Agreement, the “Applicable Time” is 7:00 p.m. (Eastern time) on the date of this Agreement; the Pricing Circular as supplemented by the information set forth in Schedule IV(a) hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(ii)) listed on Schedule IV(b) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser or Placement Agent through a Representative expressly for use therein;

(c)	Except as disclosed in or contemplated by the Offering Circular, since the respective dates as of which information is given therein, none of the Apollo Entities has sustained any material loss or interference with its business, there have been no transactions entered into by any of the Apollo Entities, other than those in the ordinary course of business, which are material with respect to the Apollo Entities taken as a whole and there has not been any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, net assets or results of operations of the Apollo Entities, taken as a whole, or the Company (each such change or development, a “Material Adverse Effect”);

(d)	Each of the Apollo Entities has good and marketable title to all personal property owned by it, in each case free and clear of all pledges, liens, security interests, claims, restrictions or encumbrances except such as are described in the Pricing Disclosure Package and the Offering Circular or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Apollo Entities; and any real property and buildings held under lease by the Apollo Entities are held by them under valid, subsisting and enforceable leases with such exceptions as would not reasonably be expected to have a Material Adverse Effect; none of the Apollo Entities holds any ownership interests in any material real property;

(e)	The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the state of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular, and, except as would not reasonably be expected to have a material adverse effect, has been duly qualified as a foreign limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification; each of the other Apollo Entities and the Apollo Funds has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular, and, except as would not reasonably be expected to have a material adverse effect, has been duly qualified as a foreign corporation or other entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification; we have made available to the Representatives true and correct copies of the organizational documents (including, as applicable, the charter, by-laws, limited liability company agreement, limited partnership agreement, and other organizational documents) for each of the Apollo Entities and the Apollo Funds as in effect on the date hereof and as will be in effect at the Applicable Time and each Time of Delivery;

(f)	The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Offering Circular, and all of the issued shares of capital stock of the Company will have been duly and validly authorized and issued and, upon payment in full of the consideration payable with respect to the Securities as determined by the Board of Directors of the Company, the holders of the Securities shall not be liable to the Company to make any additional capital contributions with respect to the Securities; the Securities will conform to the description of the Securities contained in the Pricing Disclosure Package and the Offering Circular;

(g)	All of the issued shares of capital stock of each Subsidiary (i) have been duly and validly authorized and issued, (ii) in the case of any entities that are organized as corporations, are fully paid and non-assessable and, in the case of any entities that are organized as limited liability companies, the Company is not liable to such entity to make any additional capital contributions with respect to its equity interest in such entity, and (iii) except for (A) interests held by employees in entities that function as investment managers or general partners of particular Apollo Funds and that, with respect to the percentage of such interests held by employees as of the date of any historical balance sheet contained in the financial statements included in the Pricing Circular, are reflected in non-controlling interests in consolidated subsidiaries on such balance sheets, and (B) the interests in the Apollo Operating Group entities held by AP Professional Holdings, L.P. as described in the Pricing Circular, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims except as would not reasonably be expected to have a Material Adverse Effect; all of the interests in each Subsidiary organized as a partnership (i) have been duly and validly created and (ii) except for (X) interests held directly or indirectly by AP Professional Holdings, L.P. and (Y) interests held by employees in entities that function as investment managers or general partners of particular Apollo Funds and that, with respect to the percentage of such interests held by employees as of the date of any historical balance sheet contained in the financial statements included in the Pricing Circular, are reflected in non-controlling interests in consolidated subsidiaries on such balance sheets;

(h)	At the Time of Delivery, the Manager will be the sole managing member of the Company, with such power and authority relating to the Company as is described In the Pricing Disclosure Package and the Offering Circular; and as of the date of this Agreement and at the Time of Delivery, all of the equity interests issued by the Manager are and will be owned as described in the Pricing Disclosure Package and the Offering Circular;

(i)	At each Time of Delivery: (i) all of the general partnership interests in the entities that compose the Apollo Operating Group will be held solely by wholly owned subsidiaries of the Company; (ii) the limited partnership interests of the entities composing the Apollo Operating Group will be held solely by wholly owned subsidiaries of the Company and by AP Professional Holdings, L.P. (“APPH”) in the proportion set forth in the Pricing Disclosure Package and the Offering Circular; and (iii) the Class A shares and Class B shares of the Company will, after taking into account the issuance and sale of Securities to occur at such Time of Delivery, be held by investors in this offering, the Strategic Investors (as defined in the Pricing Circular) and APPH in the proportions set forth in the Pricing Disclosure Package and the Offering Circular;

(j)	Except as disclosed in the Pricing Disclosure Package and the Offering Circular, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligation into or exchange any securities for, limited partner interests or other ownership interests in any of the Apollo Entities or any security convertible into or exchangeable or exercisable for partner interests or other ownership interests in any Apollo Entity;

(k)	The Registration Rights Agreement to be dated as of August [8], 2007 (the “Registration Rights Agreement”), which will be substantially in the form previously delivered to you, has been duly authorized, and as of the Time of Delivery will have been duly executed and delivered by the Company, and will constitute a valid and legally binding instrument enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular;

(l)	Each of the Basic Documents has been, or by the Time of Delivery will have been, duly authorized, executed and delivered by each of the Apollo Entities party thereto and is, or by the Time of Delivery will be, a legal, valid and binding agreement of each such Apollo Entity enforceable against each such Apollo Entity in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(m)	Prior to the date hereof, no Apollo Entity nor any Affiliate of an Apollo Entity has taken any action that is designed to or that has constituted or that might reasonably have been expected to cause or result in stabilization or manipulation of the price of any security of any Apollo Entity in connection with the offering of the Securities;

(n)	The Reorganization and the Strategic Investors Transaction (each as defined under the caption “Our Structure” in the Pricing Disclosure Package and the Offering Circular) have been or will be prior to the First Time of Delivery consummated in all material respects as described in the Pricing Disclosure Package and the Offering Circular;

(o)	The Reorganization and the Strategic Investors Transaction, the issue and sale of the Securities and the compliance by each Apollo Entity with ail of the provisions of the Registration Rights Agreement, each of the Basic Documents, each of the Agreements entered into in connection with the Reorganization and the Strategic Investors Transaction, and this Agreement and the consummation of the transactions contemplated herein, therein and in the Pricing Disclosure Package and the Offering Circular will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Apollo Entity or Apollo Fund is a party or by which any Apollo Entity or Apollo Fund is bound or to which any of the property or assets of any Apollo Entity or Apollo Fund is subject, except for such conflicts, breaches or defaults that, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the Certificate of Formation or Limited Liability Company Agreement of the Company, or the organizational documents of any other Apollo Entity, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over any Apollo Entity or any of their properties, except, other than in the case of the Certificate of Formation and Limited Liability Company Agreement of the Company or any organizational documents of any other Apollo Entity, such violations that, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(p)	Assuming (i) the accuracy of the representations, warranties and covenants of the Purchasers and the Placement Agents contained in this Agreement, (ii) that the purchasers to whom the Purchasers sell the 144A Securities are QIB/QPs and (iii) that the Subscribers who purchase the Reg. D. Securities are Als, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities, the compliance with the provisions of this Agreement, the Registration Rights Agreement and each of the Basic Documents by each Apollo Entity that is a party thereto or hereto, as applicable, or the consummation of the transactions contemplated therein, herein and in the Pricing Disclosure Package and the Offering Circular by each Apollo Entity which is a party thereto or hereto, as applicable, except (x) such as have been obtained or made or will have been made or obtained prior to the Time of Delivery, (y) such as may be required by applicable state securities or blue sky laws in connection with the offering or placement of the Securities by the Purchasers or the Placement Agents, as applicable, and (z) the filing of a Form D with the Securities and Exchange Commission;

(q)	No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is or was required for the consummation of the Reorganization and the Strategic Investors Transaction and the compliance by each of the Apollo Entities with the provisions of any agreement entered into in connection with the Reorganization or the Strategic Investors Transaction, except such as have been obtained or made;

(r)	None of the Apollo Entities or Apollo Funds is (i) in violation of any of its organizational documents or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in the Credit Agreement among Apollo Management Holdings, L.P., the Borrowers referred to therein and JPMorgan Chase Bank, N.A., dated April 20, 2007, or in any other indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for, in the case of clause (ii), such defaults that would not reasonably be expected to result in a Material Adverse Effect;

(s)	The statements set forth in the Pricing Disclosure Package and the Offering Circular under the caption “Description of Shares”, insofar as they purport to constitute a summary of the terms of the Stock and the other equity interests of the Company, and under the captions “Our Structure”, “Certain Relationships and Related Party Transactions”, “Description of Indebtedness”, “Material U.S. Federal Tax Considerations”, “Certain ERISA Considerations” and “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair;

(t)	Neither the Company nor any of its Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends, from making any other distribution on its partner interests, capital stock or other equity interests, from repaying any loans or advances to it from any other Apollo Entity or from transferring any of its property or assets to any other Apollo Entity, except as described in the Pricing Disclosure Package and the Offering Circular;

(u)	There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company or the Manager, threatened, against or affecting any Apollo Entity or Apollo Fund that would reasonably be expected to result in a Material Adverse Effect, or that would reasonably be expected to have a Material Adverse Effect on the properties or assets of any Apollo Entity or Apollo Fund or on the power or ability of the Company, the Manager or any other Apollo Entity to perform its obligations under this Agreement or under any of the Basic Documents or to consummate the transactions contemplated hereby and by the Pricing Disclosure Package and the Offering Circular;

(v)	When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities that are listed on a national securities exchange registered under Section 6 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) or quoted in a U.S. automated inter-dealer quotation system;

(w)	This Agreement has been duly authorized, executed and delivered by the Company and the Manager;

(x)	The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be an “investment company”, as such term is defined in the Investment Company Act;

(y)	None of the Apollo Entities nor any person acting on its or their behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act;

(z)	Except as disclosed in the Pricing Circular, within the preceding six months, none of the Apollo Entities nor any other person acting on their behalf has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than the 144A Securities offered or sold to the Purchasers and Placement Agents and the Reg. D Securities offered or sold by the Company hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Representatives), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act;

(aa)	Each of the Apollo Entities maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(bb)	Deloitte & Touche LLP, who have audited certain financial statements of the Company, are independent public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder;

(cc)

The historical condensed combined financial statements (including the related notes) set forth in the Pricing Disclosure Package and the Offering Circular present fairly in all material respects the combined financial position, the combined income and the combined changes in cash flows of the Apollo Operating Group in conformity with accounting principles generally accepted in the United States of America (“GAAP”); the summary and selected historical financial data set forth in the Pricing Disclosure Package and the Offering Circular present fairly in all material respects the information shown therein; the unaudited combined “tax basis” summary and selected financial data were prepared by the Company from the underlying tax and accounting records of the Company and its subsidiaries, present fairly the information set forth therein and have been prepared in conformity with the applicable accounting requirements of the Internal Revenue Service regarding the preparation of U.S. Federal income tax returns, applied on a consistent basis throughout the periods involved; the adjustments to such data as of and for the year ended December 31, 2006 reflect all adjustments necessary to conform such data to the comparable financial data prepared in accordance with U.S. generally accepted accounting principles the pro forma condensed consolidated financial statements and the notes related thereto set forth in the Pricing Disclosure Package and the Offering Circular include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein in all material respects, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect in all material respects the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated financial statements included in the Pricing Disclosure Package and the Offering Circular; and the pro forma condensed consolidated financial statements and the notes related thereto set forth in the Pricing Disclosure Package and the Offering Circular have been prepared in all material respects in accordance with the applicable requirements of Article 11 of Regulation S-X promulgated under the Exchange Act;

(dd)	No stamp or other issuance or transfer taxes or duties are payable by or on behalf of the Purchasers or Subscribers to the State of Delaware or any other political subdivision or taxing authority thereof in connection with the issuance, sale or delivery of the Securities to the Purchasers and Subscribers, as applicable;

(ee)	All tax returns required to be filed by the Apollo Entities and the Apollo Funds in all jurisdictions have been timely and duly filed, other than those filings being contested in good faith and except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no tax returns of the Apollo Entities and the Apollo Funds that are currently being audited by state, local or federal taxing authorities or agencies (and with respect to which any Apollo Entities or any Apollo Funds has received notice), except where the findings of such audit would not reasonably be expected to result in a Material Adverse Effect. All taxes, including withholding taxes, penalties and interest, assessments, fees and other charges due or claimed to be due from such entities, have been paid, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest or those that would not reasonably be expected to result in a Material Adverse Effect;

(ff)	Except as disclosed in the Pricing Disclosure Package and the Offering Circular, each of the Company and its Subsidiaries maintains insurance covering its properties, operations, personnel and businesses that insures against such losses and risks as are adequate in accordance with its reasonable business judgment to protect the Company and its Subsidiaries and their businesses, except as would not reasonably be expected to have a Material Adverse Effect;

(gg)	Except as disclosed in the Pricing Disclosure Package and the Offering Circular, there are no material business relationships or related party transactions that would be required to be disclosed in a registration statement filed under the Securities Act by Item 404 of Regulation S-K of the Securities Act that are not disclosed in the Pricing Disclosure Package and the Offering Circular and each business relationship or related party transaction described therein is a fair and accurate description in all material respects of the relationship and transaction so described;

(hh)

The Company is not required to be registered, licensed or qualified as an investment adviser or a broker-dealer or as a commodity trading advisor, a commodity pool operator or a futures commission merchant or any or all of the foregoing, as applicable; each of the Subsidiaries that is required to be registered, licensed or qualified as an investment adviser or a broker-dealer or as a commodity trading advisor, a commodity pool operator or a futures commission merchant or any or all of the foregoing, as applicable, is so registered, licensed or qualified in each jurisdiction where the conduct of its business requires such registration, license or qualification (and such registration, license or qualification is in full force and effect), and is in compliance with all applicable laws requiring any such registration, licensing or qualification, except as set forth in or contemplated in the Pricing Prospectus and where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)	The Company is not a party to any investment advisory agreement; each investment advisory agreement to which any of the Subsidiaries is a party is a valid and legally binding obligation of the Subsidiaries party thereto and in compliance with the applicable provisions of the Advisers Act, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Subsidiaries is in breach or violation of or in default under any such agreement which breach, violation, default or invalidity has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(jj)	Each of the Apollo Funds that is required to be registered with the Securities and Exchange Commission (the “Commission”) as an investment company under the Investment Company Act (i) is duly registered with the Commission as an investment company under the Investment Company Act, and (ii) is in compliance with Federal Securities Laws (as defined below), including compliance by each investment adviser, principal underwriter, administrator and transfer agent of such Apollo Fund, except, with respect to each of (i) and (ii), for such failure to be so registered or to have adopted such programs as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Federal Securities Laws” shall mean the Investment Company Act, the Advisers Act, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach Bliley Act and the rules adopted by the Commission thereunder, as well as certain applicable provisions under the Bank Secrecy Act and any rules adopted thereunder by the Commission or the Department of the Treasury;

(kk)	Consummation of the transactions contemplated by this Agreement, including the Reorganization and the Strategic Investors Transaction, will not constitute an “assignment” within the meaning of such term under the Investment Company Act (and the rules and regulations thereunder) or the Advisers Act (and the rules and regulations thereunder) of any of the investment advisory contracts to which any of the Subsidiaries is a party; nor will consummation of such transactions adversely affect in any material respect the ability of the Company and its Subsidiaries to conduct their respective businesses in compliance with applicable law as described in the Pricing Disclosure Package and the Offering Circular, including, but not limited to, providing investment advisory services to clients and funds, whether or not such funds are registered under the Investment Company Act;

(ll)	None of the Apollo Entities or the Apollo Funds, or, to the knowledge of the Company, no director, officer, agent, employee or other person associated with or acting on behalf of any Apollo Entity or the Apollo Funds, has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(mm)	The operations of the Apollo Entities and the Apollo Funds are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Apollo Entities or the Apollo Funds with respect to the Money Laundering Laws is pending or, to the knowledge of the Company and the Manager, threatened, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(nn)	To the knowledge of the Company, none of the Subsidiaries that act as a general partner or managing member (or in a similar capacity) or as an investment adviser or investment manager of any Apollo Fund has performed any act or otherwise engaged in any conduct that would prevent such Subsidiary from benefiting from any exculpation clause or other limitation of liability available to it under the terms of the management agreement or advisory agreement, as applicable, between such Subsidiary and Apollo Fund except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(oo)	Each of the Company, APO Asset Co., LLC and the Apollo Operating Group entities is treated as a partnership or disregarded entity, as the case may be, for U.S. Federal income tax purposes;

(pp)	There are no material liabilities of any Apollo Entity of any kind whatsoever owing to, relating to or in connection with any Excluded Asset (as such term is defined in the Pricing Circular), whether accrued, contingent, absolute, determined, determinable or otherwise, and to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability;

(qq)

Except as would not reasonably be expected to have a Material Adverse Effect, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title IV of ERISA, that is maintained, administered or contributed to by the Company or any of its affiliates, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 (b)(1) of ERISA (“ERISA Affiliates”) for employees or former employees of the Company and its ERISA Affiliates, other than any multiemployer plan within the meaning of Section 3(37) of ERISA, has been maintained in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, for which the Company would have any material liability, excluding transactions effected pursuant to a class, statutory or administrative exemption, has occurred with respect to any such plan; (iii) for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived; and (iv) no “reportable event” (as defined in ERISA) has occurred with respect to any such plan for which the Company would have any material liability; and neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability under Title IV of ERISA with respect to termination of, or withdrawal from, any such plan;

(rr)	None of the Apollo Entities or the Apollo Funds or, to the knowledge of the Company and the Manager, any of their respective directors, officers, agents, employees or affiliates, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any other Apollo Entity or Apollo Fund or any joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC; and

(ss)	Each Recognized QIB/QP Agreement between a purchaser of the Rule 144A Securities and the Transfer Agent, on behalf of the Company, as it relates to the Company, the Additional Terms, which supplement and form part of each such Recognized QIB/QP Agreement, with respect to the Company and the Stock, and each Subscription Agreement with each Al have been duly authorized by the Company and are valid and legally binding agreements of the Company enforceable in accordance with their terms.

2. (a)	Subject to the terms and conditions herein set forth, (i) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price per share of $22.68, the percentage of Firm 144A Securities set forth opposite the name of such Purchaser in Schedule I hereto and (ii) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the purchase price per share set forth in clause (i) above, that portion of the number of Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractional shares) determined by multiplying such number of Optional Securities by the percentage of Firm 144A Securities set forth opposite the name of such Purchaser in Schedule I hereto;

(b)	The Company hereby grants to the Purchasers the right to purchase from time to time at their election up to an aggregate of 4,050,000 Optional Securities at the purchase price set forth in paragraph (a) above. Any such election to purchase Optional Securities may be exercised by written notice from the Representatives to the Company, given within a period of 30 calendar days from the date of this Agreement, setting forth the number of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by the Representatives but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless the Representatives and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice;

(c)	Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Subscribers, at a purchase price of $24.00 per Security, the Reg. D Securities for which each Subscriber has subscribed pursuant to the terms and conditions set forth in each Subscription Agreement;

(d)	The Placement Agents shall collect and deliver to the Company as soon as is reasonably practicable a Subscription Agreement from each of the Subscribers. The applicable purchase price for the Reg. D Securities shall be collected from each Subscriber by such Subscriber’s respective Placement Agent or Placement Agents and paid to the Company upon the sale of such Reg. D Securities to such Subscriber. The Company shall pay to each Placement Agent a placement fee of $1.32 per Security that such Placement Agent places pursuant to this Agreement; and

(e)	Each Purchaser and Placement Agent may act, for purposes of this Agreement, directly or through one or more affiliates.

3.	Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the 144A Securities and the several Placement Agents propose to place the Reg. D Securities, as applicable, for sale upon the terms and conditions set forth in this Agreement and the Pricing Disclosure Package and the Offering Circular and each Purchaser and Placement Agent, severally and not jointly, hereby represents and warrants to, and agrees with the Company and the Manager that:

(a)	assuming the accuracy of the representations, warranties and covenants of the Company and the Manager contained in this Agreement, (i) it has offered and sold, and will offer and sell, the 144A Securities in accordance with Rule 144A under the Act only to institutions that have (x) entered into a Recognized QIB/QP Agreement with the Transfer Agent, and (y) been confirmed as a “Designated Investor” in respect of the Securities, including agreeing that the Company is a party to the Recognized QIB/QP Agreement in respect of the Securities and that the Additional Terms are incorporated into such Recognized QIB/QP Agreement and (ii) it has offered and placed, and will offer and place, the Reg. D Securities only to persons who it reasonably believes are Als in transactions meeting the requirements of Regulation D;

(b)	it is an Al;

(c)	neither it, its affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States; and

(d)	any Securities delivered to it pursuant to this Purchase Agreement that are registered in the name of a nominee will be held by it for the benefit of a person who it reasonably believes is an Al, and the beneficial ownership of such Securities will at all times be held by persons who are Als.

4. (a)

The Securities to be purchased by each Purchaser or Subscriber, as applicable, hereunder, will be either certificated or uncertificated as notified to the Company by the Purchasers or Placement Agents, as applicable, as promptly as practicable following the date of this Agreement. Those Securities, if any, which will be certificated will be represented by one or more definitive certificates registered in such names and in such amounts as the Purchasers or Placement Agents, as applicable, shall request as promptly as practicable following the date of this Agreement. Those Securities, if any, which will be uncertificated will be registered in the records of the Transfer Agent in such names and in such amounts as the

Purchasers shall request as promptly as practicable following the date of this Agreement. The Company will deliver the Securities to the Purchasers or Subscribers, for each of their own accounts, against payment by them of the purchase price therefore by wire transfer in Federal (same day) funds, by (i) with respect to certificated Securities, delivering the certificates representing such Securities to the Transfer Agent and (ii) with respect to uncertificated Securities, causing the Transfer Agent to credit in its records such Securities to the accounts of such persons and in such amounts as specified at the Purchasers’ request. The Company will cause the certificates, if any, representing the Securities to be made available to the Purchasers for checking at least twenty-four hours prior to each Time of Delivery (as defined below) at the office of the transfer agent for the Stock. The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on August 8, 2007 or such other time and date as the Representatives and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York time, on the date specified by the Representatives in the written notice given by the Representatives of the Purchasers’ election to purchase such Optional Securities, or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, any such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called an “Optional Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.

(b)	The documents to be delivered at Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8 hereof, will be delivered at the offices of O’Melveny & Myers LLP, 7 Times Square, New York, NY 10036 (the “Closing Location”), and the Securities will be delivered at the Designated Office, all at Time of Delivery. A meeting will be held at the Closing Location at 2 p.m., New York City time, on the New York Business Day next preceding Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

5.	The Company and the Manager, jointly and severally, agree with each of the Purchasers and Placement Agents:

(a)	To prepare the Pricing Circular and the Offering Circular in a form approved by the Representatives; to make no amendment or any supplement to the Pricing Circular and the Offering Circular unless the Representatives shall have consented thereto (which consent shall not be unreasonably withheld or delayed) within a reasonable time of being furnished a copy thereof;

(b)	Promptly from time to time to take such action as you may reasonably request to qualify (or obtain an exemption from qualification for) the Securities for offering and sale under the securities laws of such jurisdictions as you may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process or to subject itself to taxation in any jurisdiction;

(c)	To file or cause to be filed, in a timely manner, any filing or notice, and to pay any fee, required to be filed or paid, as applicable, under applicable United States federal, state, local or other law or under applicable laws of any other jurisdiction in which the Company has asked the Purchasers to offer or sell Securities and in which Securities are offered or sold;

(d)	To furnish the Purchasers and Placement Agents with written and electronic copies of the Offering Circular and Pricing Circular, and of any amendments and supplements thereof, in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of 180 days after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser or Placement Agent and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance; and to furnish to any Purchasers after such period, such amended or supplemented Offering Circular at the expense of such Purchasers;

(e)	During the period beginning from the date hereof and continuing to and including the date 180 days after the date hereof (the “Lock-Up Period”), not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided hereunder, of any Stock or securities of the Company that are substantially similar to Stock, including but not limited to any options or warrants to purchase shares of Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement), without your prior written consent;

(f)	Not to be or become, at any time prior to the expiration of two years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(g)

For so long as any Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, at any time after the Time of Delivery when the Company is not subject to Section 13 or 15(d) of the Exchange Act or is exempt from the reporting requirements of the Exchange Act pursuant to Rule 12g3-2(b) thereunder, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of securities information (the “Additional Issuer

Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act and the information required by the Recognized QIB/QP Agreement and the Additional Terms;

(h)	To file with the Commission, not later than 15 days after the Time of Delivery, five copies of a notice on Form D under the Securities Act (one of which will be manually signed by a person duly authorized by the Company); to file the required number of such notices on Form D with the appropriate authority in each state where such filing is required; to otherwise comply with the requirements of Rule 503 under the Act; and to furnish promptly to you evidence of each such required timely filing (including a copy thereof);

(i)	That neither the Company, nor any Affiliate of the Company nor any person acting on its or their behalf will (i) sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) under circumstances that would require the registration under the Securities Act of the Stock or (ii) engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer and sale of the Securities (it being understood that no representation or warranty is being made with regard to the Purchasers or Placement Agents pursuant to clause (ii) hereof);

(j)	That, except as described in the Offering Memorandum, neither the Company nor any Affiliate of the Company will take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of any security of the Company to facilitate the sale or resale of the Securities;

(k)	During the period of two years after the Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

(l)	To affix to each certificate for the Securities an appropriate legend to facilitate compliance with Rule 144A, Regulation D, ERISA and any other transfer restrictions (as set forth in the Pricing Offering Memorandum under “Transfer Restrictions”), as applicable;

(m)	To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds”; and

(n)

Upon request of the Purchasers, to furnish, or cause to be furnished, to the Purchasers an electronic version of the Company’s trademarks, servicemarks and corporate logo for use on the website, if any, operated by one or more Purchasers, for a term lasting as long as the Stock is still being offered for purchase, for the purpose of facilitating the on-line offering of the Stock (the “License”): provided, however, that the License shall be used solely for the purpose described above, is granted without any fee and may not be directly or indirectly assigned, sublicensed, pledged or transferred by any Purchaser; the Purchasers agree that the above website will be of high quality and will display content and offer products and services that reflect the high levels of quality associated with the Company and with the Purchasers; the Purchasers agree that the Company has the right to approve in advance all uses and placements of its trademarks, servicemarks and logos on the above website, provided that, once a use is approved, no future approval is required unless material changes are made; if any Purchaser materially breaches its quality control obligations and does not cure the same within 30 days after written notice from the Company, the Company may terminate the License.

6. (a)	(i) The Company represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);

(ii) each Purchaser represents and agrees that, without the prior consent of the Company and the Representatives, other than one or more term sheets relating to the Securities containing customary information, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”): and

(iii) any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document the use of which has been consented to by the Company and the Representatives is listed on Schedule IV(b) hereto;

7.

The Company covenants and agrees with the several Purchasers and Placement Agents that the Company will pay or cause to be paid the following: (a) the fees, disbursements and expenses of the Company’s and any other Apollo Entity’s counsel, accountants and appraisers in connection with the issue of the Securities and all other expenses in connection with the preparation and printing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers, Placement Agents and dealers; (b) the cost of printing or producing any Agreement Among Purchasers, Purchaser’s Letters, non-U.S. Purchaser’s Letters, Subscription Agreements, this Agreement, the Registration Rights Agreement, the Blue Sky Memorandum (and any similar Memorandum for non-U.S. jurisdictions), closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (c) all expenses in connection with the qualification of the Securities for offering and sale under the securities laws of such jurisdictions where the Securities may be offered and sold as provided in Section 5(d) hereof, including the reasonable fees and disbursements of counsel for the Purchasers and Placement Agents (including Cravath, Swaine & Moore LLP, Freshfields Bruckhaus Deringer and other counsel in any non-U.S. jurisdiction) in connection with such qualification and in connection with the blue sky and legal investment surveys including similar surveys for non-U.S. jurisdictions; (d) the cost of preparing the Securities; (e) the fees and expenses of any transfer agent or registrar; (f) any cost incurred in connection with the listing of the Securities on the New York Stock Exchange or the Nasdaq National Market upon effectiveness of the shelf registration statement contemplated by the

Registration Rights Agreement; and (g) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section; provided, that the Company on the one hand and the Purchasers and Placement Agents on the other shall each bear their proportionate share of the other expenses associated with presentations to prospective purchasers of the Securities (determined by the number of people attending such meetings from the Company on the one hand and the Representatives on the other), including, without limitation, all expenses associated with the use of any chartered or private aircraft in connection with such presentation, all transportation and lodging expenses incurred in connection with such presentation and all expenses associated with the use of any conference rooms or similar facilities in connection with such presentations. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers and Placement Agents will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.	The obligations of the Purchasers and Placement Agents hereunder, as to the Securities to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and the Manager herein are, at and as of such Time of Delivery, true and correct, the condition that the Company and the Manager shall have performed all of their obligations hereunder theretofore to be performed, and the following additional conditions:

(a)	Cravath, Swaine & Moore LLP, United States counsel for the Purchasers and Placement Agents, shall have furnished to the Purchasers and Placement Agents such opinions or letters, dated such Time of Delivery, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such papers and information as it may reasonably request to enable it to pass upon such matters;

(b)	O’Melveny & Myers LLP, special United States counsel for the Company, shall have furnished to the Purchasers and Placement Agents its written opinion, dated such Time of Delivery, substantially in the form set forth in Annex I hereto and otherwise satisfactory in substance to the Representatives;

(c)	O’Melveny & Myers LLP, special United States counsel for the Company, shall have furnished to the Purchasers and Placement Agents a letter, dated such Time of Delivery, substantially in the form set forth in Annex II hereto and otherwise satisfactory in substance to the Representatives;

(d)	Each tax counsel and advisor listed on Schedule VI hereto shall have furnished to the Purchasers and Placement Agents its written opinion, dated such Time of Delivery, concerning the accuracy of the tax disclosure set forth in the Preliminary Offering Circular in respect of the country set forth opposite the name of such counsel or advisor on Schedule VI, in form and substance satisfactory to the Representatives;

(e)	On the date of the Pricing Circular prior to the execution of this Agreement and also at such Time of Delivery, Deloitte & Touche LLP shall have furnished to the Purchasers and Placement Agents a letter, dated the respective dates of delivery thereof, substantially in the form set forth in Annex IV hereto and otherwise satisfactory in substance to the Representatives;

(f)	Barry Giarraputo, Chief Financial Officer of the Company, shall have furnished to the Purchasers his written certificate as to the accuracy of certain financial information presented in the Pricing Circular in form and substance satisfactory to the Representatives;

(g)	Since the respective dates as of which information is given in the Pricing Circular there shall not have been any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, net assets or results of operations of the Apollo Entities taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular, the effect of which is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and in the Pricing Circular;

(h)	On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the debt securities of any Apollo Entity by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any debt securities of any Apollo Entity;

(i)	On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on any of the New York Stock Exchange or Nasdaq National Market; (ii) a general moratorium on commercial banking activities declared by Federal or New York State authorities, or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iii) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (iv) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iii) or (iv) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Circular;

(j)	The Representatives shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company;

(k)	The Company shall have obtained and delivered to the Representatives executed copies of an agreement from each of the persons identified on Schedule V attached hereto, substantially to the effect set forth in Section 5(d) hereof in form and substance reasonably satisfactory to the Representatives;

(l)

The Company shall have furnished or caused to be furnished to the Representatives at the Time of Delivery certificates of officers of the Company and the Manager satisfactory to the Representatives as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company and the

Manager of all of their obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in Section 7(m) and as to such other matters as the Representatives may reasonably request;

(m)	The Company shall have obtained such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or blue sky laws or (subject to the qualification set forth in Section 5(d) hereof) by the laws of jurisdictions outside of the United States in connection with the purchase and distribution of the 144A Securities by the Purchasers and the sale of Reg. D. Securities by the Company; and

(n)	The Company shall have furnished to the Representatives at the Time of Delivery a cross-receipt for the Securities and such further information, opinions, certificates, letters and documents as the Representatives may reasonably request.

9. (a)	The Company and the Manager will, jointly and severally, indemnify and hold harmless each Purchaser and Placement Agent against any losses, claims, damages or liabilities, joint or several, to which such Purchaser or Placement Agent may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse each Purchaser and Placement Agent for any legal or other expenses reasonably incurred by such Purchaser or Placement Agent in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document in reliance upon and in conformity with written information furnished to the Company by any Purchaser through the Representative expressly for use therein.

(b)

Each Purchaser and Placement Agent will, severally and not jointly, indemnify and hold harmless the Company and the Manager against any losses, claims, damages or liabilities to which the Company and the Manager may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document in reliance upon and in conformity with written information furnished to the Company by such Purchaser or Placement Agent through the

Representatives expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)	Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)

If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Manager on the one hand and the Purchasers and Placement Agents on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Manager on the one hand and the Purchasers and Placement Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Manager on the one hand and the Purchasers and Placement Agents on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts, commissions and placement fees received by the Purchasers and Placement Agents, in each case as set forth in the Offering Circular. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Manager on the one hand or the Purchasers and Placement Agents on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Manager and the Purchasers and Placement Agents agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers and Placement Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser or Placement Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased or placed by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser or Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ and Placement Agents’ obligations in this subsection (d) to contribute are several in proportion to their respective purchasing and placement obligations and not joint.

(e)	The obligations of the Company and the Manager under this Section 9 shall be in addition to any liability which the Company and the Manager may otherwise have and shall extend, upon the same terms and conditions, to any affiliate of each Purchaser and Placement Agent and each person, if any, who controls any Purchaser or Placement Agent within the meaning of the Act; and the obligations of the Purchasers and Placement Agent under this Section 9 shall be in addition to any liability which the respective Purchasers or Placement Agents may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and the Manager and to each person, if any, who controls the Company within the meaning of the Act.

10. (a)	If any Purchaser or Placement Agent shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Purchaser or Placement Agent you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary. The terms “Purchaser” and “Placement Agent” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)	If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers or Placement Agent or Placement Agents by you and the Company as provided in subsection (a) above, the number of such Securities that remains unpurchased does not exceed one-eleventh of the number of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser or Placement Agent to purchase the number of Securities that such Purchaser and Placement Agent agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser and Placement Agent to purchase its pro rata share (based on the number of Securities that such Purchaser and Placement Agent agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers or Placement Agent or Placement Agents for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser or Placement Agent from liability for its default.

(c)	If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers or Placement Agent or Placement Agents by you and the Company as provided in subsection (a) above, the number of Securities that remains unpurchased exceeds one-eleventh of the number of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers or Placement Agents to purchase Securities of a defaulting Purchaser or Purchasers or Placement Agent or Placement Agents, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or Placement Agent or the Company or the Manager, except for the expenses to be borne by the Company and the Purchasers and Placement Agents as provided in Section 6 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser and Placement Agents from liability for its default.

11.	The respective indemnities, agreements, representations, warranties and other statements of the Company, the Manager and the several Purchasers and Placement Agents, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or Placement Agent or any controlling person of any Purchaser or Placement Agent, or the Company or the Manager, or any officer or director or controlling person of the Company or the Manager, and shall survive delivery of and payment for the Securities.

12.	If this Agreement shall be terminated pursuant to Section 10 hereof, the Company and the Manager shall not then be under any liability to any Purchaser or Placement Agent except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company and the Manager will reimburse the Purchasers and Placement Agents through you for all properly documented expenses approved in writing by you, including reasonable fees and disbursements of counsel, reasonably incurred by the Purchasers and Placement Agents in making preparations for the purchase, placement, sale and delivery of the Securities, but the Company and the Manager shall then be under no further liability to any Purchaser or Placement Agent except as provided in Sections 7 and 9 hereof.

13.	In all dealings hereunder, you shall act on behalf of each of the Purchasers or Placement Agent, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser or Placement Agent made or given by you jointly or by any of the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers or Placement Agents shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives: to Goldman, Sachs & Co., One New York Plaza, 42nd Floor, New York, New York 10004, Attention: Registration Department: to J.P. Morgan Securities Inc., 277 Park Avenue, 9th Floor, New York, New York 10172, Attn: Equity Syndicate Desk; and to Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York, 10010-3629, Attn: LCD-IBD and if to the Company or the Manager shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: Secretary; provided, however, that any notice to a Purchaser or Placement Agent pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser or Placement Agent at its address set forth in its Purchasers’ and Placement Agents’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

14.	This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Placement Agents, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser or Placement Agent, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser, or recipient of any of the Securities from any Placement Agent, shall be deemed a successor or assign by reason merely of such purchase or receipt.

15.	Time shall be of the essence of this Agreement.

16.	The Company and the Manager acknowledge and agree that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Manager, on the one hand, and the several Purchasers and Placement Agents, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser and or Placement Agent is acting solely as a principal and not the agent or fiduciary of the Company and the Manager, (iii) no Purchaser or Placement Agent has assumed an advisory or fiduciary responsibility in favor of the Company and the Manager with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser or Placement Agent has advised or is currently advising the Company and the Manager on other matters) or any other obligation to the Company and the Manager except the obligations expressly set forth in this Agreement, (iv) the Company and the Manager have consulted their own legal and financial advisors to the extent they deemed appropriate and (v) the Company has contracted separately with its transfer agent with respect to the securities registration, transfer and settlement system for the Securities and the Purchasers shall have no liability with respect thereto. The Company and the Manager agree that they will not claim that the Purchaser, Placement Agent, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company and the Manager, in connection with such transaction or the process leading thereto.

17.	This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Manager and the Purchasers and Placement Agents, or any of them, with respect to the subject matter hereof.

18.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.	The Company, the Manager and each of the Purchasers and Placement Agents hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.	This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21.	Notwithstanding anything herein to the contrary, the Company and the Manager (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company and the Manager relating to that treatment and structure, without the Purchasers’ or Placement Agents’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means US federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers and Placement Agents, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers and Placement Agents and the Company and the Manager. It is understood that your acceptance of this letter on behalf of each of the Purchasers and Placement Agents is pursuant to the authority set forth in a form of Agreement among Purchasers and Placement Agents, the form of which shall be submitted to the Company and the Manager for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC,
its Manager

By:	BRH Holdings GP, Ltd.,
its Sole Member

By:	/s/ John J. Suydam
Name:	John J. Suydam
Title:	Vice President

AGM MANAGEMENT, LLC

By:	BRH Holdings GP, Ltd.,
its Sole Member

By:	/s/ John J. Suydam
Name:	John J. Suydam
Title:	Vice President

Accepted as of the date hereof:

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
Name:
Title:

J.P. Morgan Securities Inc.

By:	/s/ Elizabeth P. Myers
Name: Elizabeth P. Myers
Title: Managing Director

Credit Suisse Securities (USA) LLC

By:	/s/ Steven C. Pierson
Name: Steven C. Pierson
Title: Managing Director

SCHEDULE I

Purchaser	Percentage of 144A Securities to be Purchased	Total Number of Reg D Securities to be placed
Goldman, Sachs & Co.	50.8%	0
J.P. Morgan Securities Inc.	49.2	370,371
Credit Suisse Securities (USA) LLC	0	0

Total	100%	370,370